Exhibit 99.1

DOLLAR TREE STORES, INC. HOSTS ANNUAL MEETING OF SHAREHOLDERS

CHESAPEAKE, Va.--June 21, 2007--Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's largest $1.00 discount variety store chain, held its Annual Meeting of Shareholders today at the Princess Anne Country Club, in Virginia Beach, Virginia.

Shareholders re-elected H. Ray Compton, Bob Sasser, and Alan L. Wurtzel to serve on the Board of Directors for three-year terms, which will expire in 2010.

In addition, Mr. Lemuel E. Lewis and Dr. Carl P. Zeithaml have been appointed as new independent directors, effective July 1, 2007.  Mr. Lewis and Dr. Zeithaml will stand for election at the 2008 Annual Meeting of Shareholders.

Mr. Lewis currently serves as a Board member and Chairman of the Audit Committee at the Federal Reserve Bank of Richmond, Virginia.  He is a retired executive with Landmark Communications, Inc. of Norfolk, Virginia, serving most recently as Chief Financial Officer.  He has an extensive background in finance, human resources, mergers and acquisitions, and unit operations.

Dr. Zeithaml is the Dean of McIntire School of Commerce at the University of Virginia.  He specializes in the field of strategic management with an emphasis on global and competitive strategy.  He has an extensive resume and educational experience.

As previously announced, Mr. John F. Megrue has retired from the Board, effective today. Mr. Megrue served on the Company’s Board since 1993.  We appreciate his many contributions to the growth and success of Dollar Tree, and wish him well on his future endeavors.

With the addition of Mr. Lewis and Dr. Zeithaml, the Company’s Board will consist of twelve Directors, nine of whom are independent Directors.

Dollar Tree operated 3,299 stores in 48 states as of June 21, 2007.
CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com